Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors Liberty Latin America Ltd.:

We consent to the use of our reports dated February 19, 2020, with respect to the consolidated balance sheets of Liberty Latin America Ltd. and subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedules I and II, and the effectiveness of internal control over financial reporting as of December 31, 2019 incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 19, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2019, expresses our opinion that Liberty Latin America Ltd. did not maintain effective internal control over financial reporting as of December 31, 2019 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weaknesses have been identified and included in management’s assessment:

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The Company did not have a sufficient number of trained resources with the appropriate skills and knowledge with assigned responsibilities and accountability for the design and operation of internal controls over financial reporting.

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The Company did not have an effective risk assessment process that successfully identified and assessed risks of misstatement to ensure controls were designed and implemented to respond to those risks. The Company did not adequately communicate the changes necessary in financial reporting and related internal controls throughout its organization and to affected third parties.

•	The Company did not have an effective monitoring process to assess the consistent operation of internal control over financial reporting and to remediate known control deficiencies.

•	The Company did not have an effective information and communication process to identify, capture and process relevant information necessary for financial accounting and reporting.

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The Company did not i) establish effective general information technology controls (GITCs), specifically program change controls and access controls, commensurate with financial and IT personnel job responsibilities that support the consistent operation of the Company’s IT operating systems, databases and IT applications, and end user computing over all financial reporting, ii) have policies and procedures through which general information technology controls are deployed across the organization. Automated process-level controls and manual controls dependent upon the accuracy and completeness of information derived from information technology systems were also rendered ineffective because they are affected by the lack of GITCs.

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The Company did not have effective control activities related to the design, implementation and operation of process-level control activities related to order-to-cash (including revenue, trade receivables, and deferred revenue), procure-to-pay (including operating expenses, prepaid expenses, accounts payable, and accrued liabilities), hire-to-pay (including compensation expense and accrued liabilities), long-lived assets, inventory, and other financial reporting processes.

The material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2019 consolidated financial statements, and this report does not affect our report on those consolidated statements.

The report covering the December 31, 2019 consolidated financial statements refers to changes in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases, and accounting for revenue from contracts with customers as of January 1, 2018 due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers.

/s/ KPMG LLP

Denver, Colorado

September 10, 2020